EXHIBIT (a)(1)(i)

OFFER TO PURCHASE

CORPORATE OFFICE PROPERTIES, L.P.

Offer to Purchase for Cash Any and All of its 4.25% Exchangeable Senior Notes due 2030
(CUSIP Number 22003BAC0)

The offer will expire at 11:59 p.m., New York City time, on Wednesday, June 26, 2013 unless the offer is extended by Corporate Office Properties, L.P. in its sole discretion (such time, as the same may be extended, the “expiration time”). Holders of the notes who desire to participate in the offer must validly tender their notes (as defined below) at or prior to the expiration time. Tenders of notes may be withdrawn at any time prior to the expiration time, but not thereafter.

Corporate Office Properties, L.P., or COPLP, is a Delaware limited partnership. Corporate Office Properties Trust, or COPT, is a Maryland real estate investment trust and the sole general partner of COPLP. Unless otherwise expressly stated or the context otherwise requires, in this Offer to Purchase, “we,” “us” and “our” refer to COPT, COPLP and COPT’s other subsidiaries.

We are offering (the “offer”) to purchase for cash, upon the terms and subject to the conditions described in this offer to purchase (as it may be amended or supplemented, this “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), any and all of the 4.25% Exchangeable Senior Notes due 2030 (the “notes”) from each registered holder of the notes (each a “holder” and, collectively, the “holders”).

CUSIP Number	Issuer	Title of Security	Aggregate Principal Amount Outstanding	Purchase Price Per $1,000 Principal Amount of Notes(2)
22003BAC0	Corporate Office Properties, L.P.	4.25% Exchangeable Senior Notes due 2030(1)	$186,273,000	$1,070

(1)                                 The notes are guaranteed by COPT.

(2)                                 Plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the notes purchased pursuant to the offer.

First Call Date:	April 20, 2015	First Put Date:	April 15, 2015
Call Price:	100% of principal amount, plus unpaid interest, if any accrued thereon to, but excluding the redemption date	Put Price:	100% of principal amount, plus unpaid interest, if any accrued thereon to, but excluding the repurchase date

We will pay the purchase price per $1,000 principal amount set forth in the table above (the “purchase price”) (a 7.0% premium over the principal amount), plus accrued and unpaid interest up to, but not including, the payment date, for any notes we purchase from holders pursuant to the offer in same-day funds on the payment date, which is expected to be the next business day following the expiration time (the “payment date”). The offer will expire at 11:59 p.m., New York City time, on Wednesday, June 26, 2013, unless the offer is extended by us in our sole discretion.

The offer is conditioned on satisfaction of the general conditions described in “The Offer—Conditions of the Offer; Extension; Amendment; Termination.” The offer is not conditioned on a minimum principal amount of any notes being tendered.

If a holder desires to tender notes pursuant to the offer, such holder may do so through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), or by following the instructions that appear in this Offer to Purchase and in the Letter of Transmittal. A holder tendering through ATOP does not need to complete the Letter of Transmittal.

Any questions or requests for assistance may be directed to RBC Capital Markets, LLC, which is acting as dealer manager for the offer (in such capacity, the “dealer manager”), or D.F. King & Co., Inc., which is acting as the information agent and the tender agent for the offer (in such capacities, as the case may be, the “information agent,” the “tender agent” or the “information and tender agent”), at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Any requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the information and tender agent.  A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

Our common shares are listed on The New York Stock Exchange under the symbol “OFC.”  On May 28, 2013, the closing price of our common shares was $27.93 per share.

Neither we nor our affiliates, the dealer manager, the information and tender agent, or any of their respective affiliates, makes any recommendation as to whether or not holders should tender all or any portion of their notes pursuant to the offer and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their notes, and, if so, the amount of their notes to tender.

Holders should carefully review the information set forth in this Offer to Purchase and the Letter of Transmittal, including “Certain Significant Consequences,” before making a decision with respect to the offer.

The offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The dealer manager for the offer is:

RBC Capital Markets

May 29, 2013

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IMPORTANT

A beneficial owner of notes that are held of record by a broker, dealer, custodian bank, depositary, trust company or other nominee must instruct such nominee to tender the notes on the beneficial owner’s behalf. See “The Offer—Procedure for Tendering Notes.”

DTC has authorized DTC participants that hold notes on behalf of beneficial owners of notes through DTC to tender their notes as if they were holders. To effect a tender, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through ATOP. To effect such a tender, participants should transmit their acceptance through ATOP and follow the procedure for book-entry transfer set forth in “The Offer—Procedure for Tendering Notes.” Neither holders nor beneficial owners of tendered notes will be obligated to pay brokerage fees or commissions to the dealer manager, the information and tender agent or COPT.

There are no guaranteed delivery provisions applicable to the offer. Holders must tender their notes in accordance with the procedures set forth in “The Offer—Procedure for Tendering Notes.”

The statements made in this Offer to Purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the documents incorporated by reference. The delivery of this Offer to Purchase and the Letter of Transmittal shall not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of a later date or that there has been no change in such information or in our affairs or the affairs of our affiliates since such dates.

This Offer to Purchase does not constitute an offer to purchase any notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws.  If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Notes, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Notes in that state.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by us or the dealer manager.

From time to time following the expiration time or other date of termination of the offer, subject to applicable law, including the limitation described below, we or our affiliates may acquire any notes that are not tendered pursuant to such offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the offer and could be for cash or other consideration. There can be no assurance as to which, if any, any of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither we nor our affiliates may purchase any notes other than pursuant to the offer until the expiration of 10 business days after the applicable expiration time or other date of termination of the offer.

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SUMMARY OF THE OFFER

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the offer. The following summary is provided solely for the convenience of the holders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase, the Letter of Transmittal and any amendments or supplements hereto or thereto. Holders are urged to read this Offer to Purchase and the Letter of Transmittal in their entirety. Each of the terms used but not defined in this summary has the meaning set forth elsewhere in this Offer to Purchase.

If you have questions, please call the dealer manager or the information and tender agent at their respective telephone numbers on the back cover of this Offer to Purchase.

Information About the Offer

Who is offering to purchase the notes?

•                                          The issuer of the notes, Corporate Office Properties, L.P. a Delaware limited partnership, is offering to purchase the notes.

What class of securities is sought in the offer?

•                                          We are offering to acquire for cash any and all of our outstanding 4.25% Exchangeable Senior Notes due 2030.

Why are we making the offer?

•                                          We are making this offer in order to in order to acquire all of the outstanding notes validly tendered and not validly withdrawn in order to retire the associated debt. See “Purpose of the Offer.”

When does the offer expire?

•                                          The offer will expire at 11:59 p.m., New York City time, on Wednesday, June 26, 2013, unless we extend the offer. See “The Offer—Conditions of the Offer; Extension; Amendment; Termination.”

What is the purchase price?

•                                          The notes will be purchased at a price equal to 107.0% of the principal amount thereof. In addition, holders will receive accrued and unpaid interest from the last interest payment date for the notes to, but not including, the payment date, unless the payment date is an interest payment date for the notes, in which case interest due on the payment date will be paid to the persons who were the holders of the notes, at the close of business on the relevant record date.

When will holders receive payment for tendered notes?

•                                          Payment for notes accepted for purchase in the offer is expected to occur the next business day following the expiration time.

Can holders withdraw tendered notes?

•                                          Except to the extent required by applicable law or as provided in this Offer to Purchase, notes tendered may only be withdrawn, in writing, prior to the expiration time. See “The Offer—Withdrawal of Tenders.”

What happens to notes that are not tendered?

•                                          Notes not tendered or otherwise not purchased pursuant to the offer will remain outstanding immediately after the completion of the offer. Following consummation of the offer, the aggregate principal amount that remains outstanding of the notes will be reduced. This reduction may adversely affect the liquidity of and, consequently, the market price for the notes that remain outstanding after consummation of the offer. The terms and conditions governing the notes, including the covenants and other protective provisions contained in the indenture governing the notes, will remain unchanged. No amendments to the indenture that governs the notes are being sought. See “Certain Significant Consequences.”

What is the process for tendering notes?

•                                          Any holder desiring to tender notes should complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the tender agent, and deliver the certificates for the tendered notes to the tender agent (or transfer such notes pursuant to the book-entry transfer procedures described herein).

•                                          Participants in DTC may electronically transmit their acceptance of the offer by causing DTC to transfer notes to the tender agent in accordance with ATOP procedures for transfers. See “The Offer—Procedure for Tendering Notes.”

•                                          For further information, call the information and tender agent at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, custodian bank, depository, trust company or other nominee for assistance.

Are there any conditions of the offer?

•                                          Our obligation to accept for purchase notes that are validly tendered and not validly withdrawn pursuant to the offer is conditioned upon satisfaction or waiver of certain conditions. We reserve the right to waive any and all conditions to the offer prior to the expiration time. See “The Offer— Conditions of the Offer; Extension; Amendment; Termination.”

How will we fund the purchase of the notes in the offer?

•                                          Cash on hand and borrowings drawn against our revolving credit facility will be the source of funds used to pay the purchase price of the notes. See “Source of Funds.”

What are the U.S. federal income tax considerations relating to holders of the notes with respect to the offer?

•                                          For a summary of material U.S. federal income tax considerations of the offer, see “Material U.S. Federal Income Tax Considerations.”

Do holders have to pay a brokerage commission for tendering the notes?

•                                          No brokerage commissions are payable by holders to the dealer manager, the depositary, the information and tender agent or COPT.

Where can holders get more information regarding the offer?

•                                          Questions may be directed to the dealer manager or the information and tender agent, and additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained by contacting the information and tender agent, in each case, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

CERTAIN INFORMATION CONCERNING COPT

COPT is an office real estate investment trust (“REIT”) that focuses primarily on serving the specialized requirements of United States Government agencies and defense contractors, most of whom are engaged in defense information technology and national security related activities. We generally acquire, develop, manage and lease office and data center properties concentrated in large office parks located near knowledge based government demand drivers and/or in targeted markets or submarkets in the Greater Washington, DC/Baltimore region. As of March 31, 2013, our investments in real estate included the following:

•                                          210 operating office properties totaling 19.1 million square feet;

•                                          Ten office properties under construction or redevelopment, or for which we were contractually committed to construct, that we estimate will total approximately 1.3 million square feet upon completion, including one partially operational property included above;

•                                          land held or under pre-construction totaling 1,703 acres (including 561 controlled but not owned) that we believe are potentially developable into approximately 19.7 million square feet; and

•                                          a partially operational, wholesale data center which upon completion and stabilization is expected to have a critical load of 18 megawatts.

We conduct almost all of our operations through our operating partnership, COPLP, of which we are the managing general partner. COPLP owns real estate both directly and through subsidiary partnerships and limited liability companies. COPLP also owns subsidiaries that provide real estate services such as property management, construction and development services primarily for our properties but also for third parties.

Interests in COPLP are in the form of common and preferred units. As of March 31, 2013, we owned 96% of the outstanding common units and 97% of the outstanding preferred units in COPLP. The remaining common and preferred units in COPLP were owned by third parties, which included certain of our Trustees.

We believe that we are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and we intend to continue to operate in such a manner. If we continue to qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it distribute to its shareholders at least 90% of its annual taxable income (excluding net capital gains).

Our executive offices are located at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046 and our telephone number is (443) 285-5400.  Our website is located at www.copt.com. Information on or accessible through our website is not a part of or incorporated by reference in this Offer to Purchase.

PURPOSE OF THE OFFER

We are making the offer in order to acquire all of the outstanding notes validly tendered and not validly withdrawn in order to retire the associated debt.  We expect to retire and cancel any notes tendered and purchased pursuant to the offer. Any notes that remain outstanding after the offer will continue to be obligations of COPLP, and holders of those notes will continue to have all of the rights associated with those notes.

SOURCE OF FUNDS

The total amount of funds required to purchase all of the outstanding notes is $199,312,110 million, plus accrued and unpaid interest to, but not including the payment date. We intend to finance such purchase with (i) cash on hand and (ii) if necessary, borrowings drawn against our revolving credit facility.

Our revolving credit facility is evidenced by a Credit Agreement, dated as of September 1, 2011, by and among COPLP; COPT; J.P. Morgan Securities LLC; KeyBanc Capital Markets; KeyBank National Association; JPMorgan Chase Bank, N.A.; Bank of America, N.A.; Royal Bank of Canada; Wells Fargo Bank, National Association; Barclays Bank PLC; PNC Bank, National Association; Regions Bank; Manufacturers and Traders Trust Company; and SunTrust Bank.  The Credit Agreement is described in, and filed as an exhibit to, our Current Report on Form 8-K filed with the SEC on August 9, 2011, as amended by our Current Report on Form 8-K/A of COPT filed on September 1, 2011, both of which are incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain “forward looking” statements, within the meaning of federal securities law, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business.  Additionally, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements.

Forward looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations, estimates and projections reflected in such forward looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved. Accordingly, future events and actual results may differ materially from those addressed in the forward looking statements. We caution readers that forward looking statements reflect our opinion only as of the date on which they were made. You should not place undue reliance on forward looking statements.  The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•                                          general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates, financing availability and property values;

•                                          adverse changes in the real estate markets, including, among other things, increased competition with other companies;

•                                          governmental actions and initiatives, including risks associated with the impact of a government shutdown and budgetary reductions or impasses, such as a reduction in rental revenues, non-renewal of leases and/or a curtailment of demand for additional space by our strategic customers;

•                                          our ability to borrow on favorable terms;

•                                          risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                                          our ability to sell properties included in our Strategic Reallocation Plan (as defined herein);

•                                          risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives

•                                          changes in our plans for properties or views of market economic conditions or failure to obtain development rights, either of which could result in recognition of significant impairment losses;

•                                          our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                                          our ability to achieve projected results; and

•                                          environmental requirements.

Except as required by law, we undertake no obligation to publicly update or supplement forward looking statements, whether as a result of new information, future events or otherwise.  For a further discussion of these and other factors that could impact our future results, performance or transactions, see “Risk Factors” in Item 1A of COPT’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

Plans, Proposals or Negotiations

Except as disclosed in this Offer to Purchase (including documents incorporated by reference herein), neither COPT nor COPLP currently have any plans, proposals or negotiations underway that relate to or would result in:

•                                          any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                                          any purchase, sale or transfer of an amount of our assets or any of COPT, COPLP or their subsidiaries’ assets which is material to COPT, COPLP and their subsidiaries, taken as a whole;

•                                          any material change in our present dividend rate or policy, our capitalization, indebtedness;

•                                          plans for any change in our present board of trustees or management or any plans or proposals to change the number or term of the board of trustees (although we may fill vacancies arising on the board of trustees) or to change any material term of the employment contract of any executive officer;

•                                          any other change in the structure or business of COPT or COPLP;

•                                          COPT’s common shares ceasing to be listed on the New York Stock Exchange;

•                                          COPT’s common shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•                                          the suspension of COPT’s obligation to file reports under the Exchange Act;

•                                          the acquisition or disposition by any person of our securities other than acquisitions or dispositions made in the ordinary course of business; or

•                                          any change in the governing instruments of COPT or COPLP, or other actions that could impede the acquisition of control of us.

THE OFFER

Summary of Important Dates for the Offer

Holders of notes should take note of the following important dates in connection with the offer:*

Date	Event
Wednesday, May 29, 2013	The commencement of the offer.

Wednesday, May 29, 2013 until 11:59 p.m., New York City time, on Wednesday, June 26, 2013	The period during which holders may tender notes.

11:59 p.m., New York City time, on Wednesday, June 26, 2013	The expiration time, unless the offer is extended by us in our sole discretion. The final date and time that tendered notes may be withdrawn pursuant to the offer.

Thursday, June 27, 2013

The payment date, on which, upon the terms and subject to the conditions of the offer, we expect to accept for purchase and pay the purchase price, plus accrued and unpaid interest, for any notes that are validly tendered (and not validly withdrawn) pursuant to the offer prior to the expiration time.

*              This schedule is subject to change if we extend or otherwise amend the offer.

General Terms

Offer and Purchase Price

We are offering to purchase for cash, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding notes, for the purchase price set forth on the front cover of this Offer to Purchase. In addition, we will pay accrued and unpaid interest on the purchased notes from the last interest payment date to, but not including, the payment date.

Expiration Time

The offer will expire at 11:59 p.m., New York City time, on Wednesday, June 26, 2013, unless we extend the offer. See “—Conditions of the Offer; Extension; Amendment; Termination.”

Procedure for Tendering Notes

General

If you want to tender your notes pursuant to the offer, you must ensure that, prior to the expiration time:

•                                          the tender agent receives, (i) at its address or facsimile number set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantee or (ii) in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and any other required documents; and

•                                          either (a) certificates for tendered notes must be received by the tender agent at its address set forth on the back cover of this Offer to Purchase or (b) the notes are transferred pursuant to the procedures for book-entry transfer described below and the tender agent receives confirmation of such tender, including an Agent’s Message if you have not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the tender agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Alternatively, you may tender your notes through ATOP as described below, in which case you do not need to complete a Letter of Transmittal.

Signature Guarantee

Signatures on any Letter of Transmittal submitted must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless the notes are tendered:

•                                          by the registered holder of the notes and that holder has not completed either of the boxes entitled “Special Issuance” or “Special Delivery” on the Letter of Transmittal; or

•                                          for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “eligible institution”).

In the event that a holder tenders notes through ATOP, such holder does not need to complete a Letter of Transmittal. Accordingly, no signature guarantees are required with respect to any such tenders.

Book-Entry Delivery; ATOP

Tender of Securities Held Through DTC

The tender agent and DTC have confirmed that the offer is eligible for ATOP. Within two business days after the date of this Offer to Purchase, the tender agent will establish an account with respect to the notes at DTC for purposes of the offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of the notes by causing DTC to transfer such notes into the tender agent’s applicable account in accordance with DTC’s procedure for such transfer. Although delivery of notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book- entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the tender agent prior to the expiration time at its address or facsimile number set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the tender agent.

Holders who are tendering by book-entry transfer to the tender agent’s account at DTC may execute their tender through ATOP by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the tender agent’s account at DTC and send an Agent’s Message to the tender agent. Delivery of the Agent’s Message by DTC will satisfy the terms of the offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, a holder tendering through ATOP does not need to complete the Letter of Transmittal.

Transfer Taxes

Except as set forth below, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of the notes to us, or to our order, pursuant to the offer. If payment is to be made to, or if the notes not tendered or purchased are to be registered in the name of, any persons other than the registered owners, or if the tendered notes are registered in the name of any persons other than the persons signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such other person will be deducted from the payment unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Tendering holders should indicate in the applicable box or boxes on the Letter of Transmittal the name and address to which notes for principal amounts not tendered or not accepted for purchase or checks constituting payments for notes purchased are to be issued or sent, if different from the name and address of the registered holder signing the Letter of Transmittal. In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated. If no instructions are given, notes not tendered or not accepted for purchase will be returned to the registered holder of the notes tendered. Holders of notes tendering by book-entry transfer will have notes not tendered or not accepted for purchase returned by crediting their account at DTC. We will have no obligation under the “Special Issuance Instructions” or “Special Delivery Instructions” unless the holder produces satisfactory evidence that any applicable transfer taxes have been paid.

Other Information

We will only accept tenders of notes in principal amounts equal to $1,000 or integral multiples thereof. We will not accept any alternative, conditional or contingent tenders.

There are no guaranteed delivery provisions applicable to the offer.

The tender of notes pursuant to the offer by one of the procedures set forth above will constitute an agreement between the tendering holder and us in accordance with the terms and subject to the conditions of the offer. The agreement between the tendering holder and us will be governed by and construed in accordance with the laws of the State of New York.

The method of delivery of any Letter of Transmittal and any other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery to the tender agent. In no event should the notes or the Letter of Transmittal be sent to us, the dealer manager or the trustee.

Lost or Missing Certificates

If a holder wishes to tender notes pursuant to the offer, but the certificates evidencing such notes have been mutilated, lost, stolen or destroyed, the holder should call or email the trustee for the notes at (800) 344-5128 or bondholdercommunications@wellsfargo.com about procedures for obtaining replacement certificates for such notes and arranging for indemnification or any other matter that requires the trustee to take action.

Withdrawal of Tenders

Notes tendered pursuant to the offer may be withdrawn at any time prior to the expiration time, but no consideration will be payable in respect of notes that are validly withdrawn. Tendered notes may not be withdrawn after the expiration time except to the extent that that we have not yet accepted them for payment after the expiration of 40 business days (as defined in Rule 14d-1(g)(3) under the Exchange Act) from the commencement of the offer (the date of this Offer to Purchase).

For a withdrawal of notes to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “Request Message” through ATOP, must be timely received by the depositary at its address or facsimile number set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•                                          specify (a) the name of the holder who tendered the notes to be withdrawn and, if different, the name of the registered holder of such notes or (b) in the case of notes tendered by book-entry transfer, the name of the participant for whose account such notes were tendered and such participant’s account number at DTC to be credited with the withdrawn notes;

•                                          contain a description of the notes to be withdrawn (including the principal amount to be withdrawn); and

•                                          (a) be signed by the holder of the notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees, or (b) in the case of notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or (c) be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such notes.

The signature on the notice of withdrawal must be guaranteed by an eligible institution unless such notes have been tendered for the account of an eligible institution. Withdrawal of tenders of notes may not be rescinded, and any notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn notes may, however, be re-tendered by again following one of the procedures described in “—Procedure for Tendering Notes” above at any time prior to the expiration time.

Withdrawals of notes can only be accomplished in accordance with the foregoing procedures.

We will determine all questions as to the form, validity and eligibility (including time of receipt) of any notice of withdrawal of a tender of notes, and our determination will be final and binding. We reserve the absolute right to reject any and all withdrawals that we determine are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in the withdrawal of notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. A waiver of any defect or irregularity with respect to the withdrawal of one note will not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other note. Any defect or irregularity in connection with withdrawals of notes must be cured within such time as we may determine, unless waived by us. Withdrawals of notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of us or our affiliates, the dealer manager or the information and tender agent or any of their affiliates, or any other person (including, but not limited to, the trustee) will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

If we are delayed in our acceptance for purchase of, or payment for, any notes or are unable to accept for purchase or pay for any notes pursuant to the offer for any reason, then, without prejudice to our rights hereunder, but subject to applicable law, tendered notes may be retained by the tender agent on our behalf and may not be validly withdrawn, subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that we pay the consideration offered or return the notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the offer).

Conditions of the Offer; Extension; Amendment; Termination

Our obligation to accept, and pay for, notes validly tendered pursuant to the offer is conditioned upon the satisfaction of certain conditions, which shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Offer to Purchase and prior to the expiration time:

•                                          there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the offer or the purchase of notes pursuant to the offer (the “Purchase”) by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which

•                                          challenges the making of the offer or the Purchase or, in our reasonable judgment, might directly or indirectly prohibit, prevent, restrict or delay consummation of the offer or the Purchase or otherwise adversely affect in any material manner the offer or the Purchase, or

•                                          in our reasonable judgment, will, or is reasonably likely to materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of us and our subsidiaries, taken as a whole, or materially impair our contemplated benefits of the offer or the Purchase;

•                                          there shall have occurred or be reasonably likely to occur any event affecting the business or financial condition or results of our operations that, in our reasonable judgment

•                                          would or might prohibit, prevent, restrict or delay consummation of the offer or the Purchase, or

•                                          will, or is reasonably likely to, materially impair our contemplated benefits of the offer or the Purchase;

•                                          there shall have occurred, in each case in our reasonable judgment,

•                                          any general suspension of or limitation on trading in securities in the United States securities or financial markets (whether or not mandatory),

•                                          any significant adverse change in the price of the notes,

•                                          a material impairment in the trading market for debt securities,

•                                          a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory),

•                                          any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States,

•                                          a commencement of a war, armed hostilities, act of terrorism or other national or international crisis directly or indirectly relating to the United States,

•                                          any significant adverse change in United States securities or financial markets generally,

•                                          any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would or might materially impair our contemplated benefits of the offer or the Purchase or

•                                          in the case of any of the foregoing existing at the time of the commencement of the offer, an acceleration or worsening thereof; or

•                                          the trustee shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the offer or the Purchase or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the offer or in accepting any notes tendered for Purchase.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (other than any action or omission to act by us) or may be waived by us in whole or in part at any time and from time to time prior to the expiration time in our sole discretion. If any condition to the offer is not satisfied or waived by us prior to the expiration time, we reserve the right (but shall not be obligated), subject to applicable law, to:

•                                          terminate the offer and return the notes tendered pursuant to the offer to the tendering holders or the designee they properly specify in their Letters of Transmittal;

•                                          waive all unsatisfied conditions and accept for payment and purchase all notes that are validly tendered (and not validly withdrawn) pursuant to the offer prior to the expiration time;

•                                          extend the expiration time for the offer and retain the notes that have already been tendered pursuant to the offer during the period for which the offer is extended; or

•                                          amend the offer in any respect.

We expressly reserve the right, in our sole discretion, at any time or from time to time, regardless of whether or not the conditions set forth above for the offer shall have been satisfied, subject to applicable law, to extend the expiration time for the offer or amend the offer in any respect, in each case by giving written or oral notice of such extension, amendment or termination to the tender agent.

There can be no assurance that we will exercise our right to extend the expiration time for the offer. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or as otherwise required by law.

If we make a material change in the terms of the offer or the information concerning the offer or waive a condition of the offer that results in a material change to the circumstances of the offer, we will disseminate additional tender offer materials and extend the offer (including the time within which to withdraw tenders) to the extent required by applicable law. In the event that we either (a) reduce the principal amount of notes subject to the offer or (b) reduce or increase the purchase price for the notes, we will extend the offer as required by Rule 14e-1 and Rule 13e-4(g) under the Exchange Act.

If we terminate the offer without purchasing any notes tendered pursuant to the offer, we will promptly return the notes tendered pursuant to the offer to the tendering holders or the designees they properly specify in their Letters of Transmittal.

Acceptance for Payment and Payment

On the terms and subject to the conditions of the offer, we will accept for payment all notes that are validly tendered and not validly withdrawn pursuant to the offer unless the offer is terminated prior to the expiration time. For purposes of the offer, we will be deemed to have accepted for payment tendered notes if, as and when we give oral or written notice to the tender agent of our acceptance for payment of such notes. The tender agent will act as agent for the tendering holders for the purpose of receiving payments from us and transmitting such payments to the tendering holders.

We will pay the purchase price, plus accrued and unpaid interest up to, but not including, the payment date, for notes accepted for purchase pursuant to the offer by depositing same-day funds with the tender agent, or upon their direction, with DTC, on the payment date, which is expected to be the next business day after the expiration time. Under no circumstances will any additional interest be payable by us because of any delay in the transmission of funds from the tender agent or DTC to the tendering holders.

We reserve the right to transfer or assign, in whole or in part at any time or from time to time, to one or more of our affiliates, the right to purchase any notes tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer or prejudice the rights of tendering holders to receive payment pursuant to the offer.

We expressly reserve the right, in our sole discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of holders thereof promptly after the termination or withdrawal of a tender offer) to delay acceptance for payment of or payment for notes if any of the conditions to the offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. We also expressly reserve our right, subject to applicable law, to terminate the offer at any time.

Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of notes by us pursuant to the offer. If, however, the purchase price is to be paid to, or if notes not tendered or not accepted for payment are to be registered in the name of, any person other than the tendering holder, the amount of any transfer taxes (whether imposed on such holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. If notes are held by a custodian, holders should contact the custodian to determine whether the custodian will charge a fee for tendering notes on behalf of the holder. We will pay all fees and expenses of the dealer manager and the information and tender agent, in connection with the offer. See “Dealer Manager; Information and Tender Agent.”

If any tendered notes are not accepted for payment for any reason pursuant to the terms and conditions of the offer, such notes (a) will be credited to an account maintained at DTC, designated by the participant therein who so delivered such notes promptly following the expiration time or the termination of the offer or (b) if the holder of record holds physical notes, such notes will be returned by delivery of a certificate representing such returned principal amount (including delivery of the original certificate tendered if none of such holder’s tendered notes are accepted).

Determination of Validity of Tender and Other Matters

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of notes that we determine are not in proper form or for which the acceptance for payment or payment may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the offer or any defect or irregularity in the tender of notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. A waiver of any defect or irregularity with respect to the tender of one note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other note. Any defect or irregularity in connection with tenders of notes must be cured within such time as we may determine, unless waived by us in our sole discretion. Tenders of notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. Our interpretation of the terms and conditions of the offer (including the instructions in the Letter of Transmittal) will be final and binding. Neither we nor our affiliates, nor the dealer manager or the information and tender agent, or any of their affiliates, nor any other person

(including, but not limited to, the trustee) will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.

MARKET AND TRADING INFORMATION

The notes are not listed on any national or regional securities exchange or reported on any national quotation system. To the extent the notes are traded, prices of the notes may fluctuate greatly depending on the trading volumes and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the notes, may differ from the actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current market prices.

COPT’s common shares into which the notes are exchangeable is traded on the New York Stock Exchange (the “NYSE”) under the symbol “OFC.” The following table sets forth, for the quarterly periods indicated, the high and low sales prices for COPT’s common shares as reported on the NYSE.

	High	Low	Per Share Common Share Dividends Declared
Fiscal Year 2013
Second Quarter (through May 28, 2013)(1)	$29.95	$26.48	$0.2750
First Quarter	$27.52	$24.75	$0.2750
Fiscal Year 2012
Fourth Quarter	$26.12	$23.22	$0.2750
Third Quarter	$25.61	$21.36	$0.2750
Second Quarter	$24.05	$21.13	$0.2750
First Quarter	$25.48	$20.58	$0.2750
Fiscal Year 2011
Fourth Quarter	$25.96	$19.35	$0.4125
Third Quarter	$32.07	$21.75	$0.4125
Second Quarter	$36.79	$30.63	$0.4125
First Quarter	$36.90	$33.83	$0.4125

(1)                                 On May 28, 2013, the last reported sale price of COPT’s common shares on the New York Stock Exchange was $27.93 per share.

COPT pays distributions to its common shareholders quarterly each January, April, July and October at the discretion of its board of trustees. Distribution amounts depend on COPT’s funds from operations, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code, and such other factors as the board of trustees deems relevant.

Whether or not the offer is consummated, subject to applicable law, we or our affiliates may, from time to time, acquire notes, otherwise than pursuant to the offer, through open market or privately negotiated transactions, through tender offers, exchange offers or otherwise, or we may redeem notes pursuant to their terms. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of notes than the terms of the offer, and could be for cash or other consideration. Any future purchase by us or our affiliates will depend on various factors existing at the time of such future purchase. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates may choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any notes other than pursuant to the offer until the expiration of 10 business days after the applicable expiration time or other date of termination of the offer.

CERTAIN SIGNIFICANT CONSEQUENCES

In deciding whether to participate in the offer, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

Limited Trading Market

To the extent that notes are tendered and accepted in the offer, the trading market for notes that remain outstanding following consummation of the offer will become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price of any untendered or otherwise unpurchased notes may be affected adversely to the extent that the notes tendered and purchased pursuant to the offer reduce the float. The reduced float may also make the trading price more volatile. Consequently, the liquidity, market value and price volatility of notes that remain outstanding may be adversely affected.

Holders of untendered or unpurchased notes may attempt to obtain quotations for such notes from their brokers; however, there can be no assurance that an active trading market will exist for the notes following the offer. The extent of the public market for the notes following consummation of the offer would depend upon the number of holders holding notes remaining at such time and the interest in maintaining a market in the notes on the part of securities firms and other factors.

Withdrawal Rights

Notes tendered in the offer may only be withdrawn, in writing, prior to the expiration time (11:59 p.m., New York City time, on Wednesday, June 26, 2013, unless we extend or earlier terminate the offer). Holders should not tender any notes that they do not wish to be accepted for purchase.

Treatment of Notes Not Tendered in the Offer

Notes not tendered and purchased in the offer will remain outstanding. The terms and conditions governing the notes, including the covenants and other protective provisions contained in the indenture governing the notes, will remain unchanged. No amendments to the indenture are being sought.

From time to time following the expiration time or other date of termination of the offer, subject to applicable law, including the limitation described below, we or our affiliates may acquire any notes that are not tendered pursuant to such offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the offer and could be for cash or other consideration. There can be no assurance as to which, if any, any of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any notes other than pursuant to the offer until the expiration of 10 business days after the applicable expiration time or other date of termination of the offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of material U.S. federal income tax considerations relating to holders of the notes with respect to the offer. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s individual circumstances or to certain types of holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and partnerships and other pass-through entities. In addition, this discussion does not address state, local or foreign tax considerations with respect to the offer or U.S. federal tax considerations other than income taxation. This summary assumes that U.S. Holders have held their notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein and that a court would not agree with the Internal Revenue Service.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes that for U.S. federal income tax purposes is:

•                                          an individual citizen or resident of the U.S.;

•                                          a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a note that is an individual, a corporation (or other entity treated as such) or an estate or a trust that is not a U.S. Holder.

If a partnership (including for these purposes any other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds a note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners in a partnership holding the notes are urged to consult their tax advisors.

Tendering U.S. Holders

Sale of a Note Pursuant to the Offer. The receipt of cash by a U.S. Holder in exchange for a note pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a note generally will recognize gain or loss in an amount equal to the difference between

•                                          the amount of cash received in exchange for such note (other than any amount attributable to accrued but unpaid interest on the note, which will be taxable as described below) and

•                                          the U.S. Holder’s adjusted tax basis in the note at the time of sale.

Generally, a U.S. Holder’s adjusted tax basis in a note will equal the cost of the note, increased by market discount, if any, previously included in the U.S. Holder’s income, and reduced (but not below zero) by any payments received on the note, other than payments of qualified stated interest, and by any amortizable bond premium that an electing U.S. Holder has previously used to offset qualified stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the note immediately after its acquisition over the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering a note pursuant to the offer generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Interest. Amounts received by a U.S. Holder in respect of accrued but unpaid interest on a note generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount. An exception to the capital gains treatment discribed above may apply to a U.S. Holder that holds a note with market discount. Notes acquired by a U.S. Holder at original issue generally do not have market discount. A note has “market discount” if it was acquired after original issuance and its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes, gain recognized by the U.S. Holder with respect to a note acquired with market discount generally will be subject to tax as ordinary income to the extent of the lesser of

•                                          the gain recognized or

•                                          the market discount accrued during the period the note was held by such U.S. Holder.

Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue the market discount using a constant-yield basis.

Medicare Tax on Net Investment Income. An additional 3.8% Medicare tax is imposed on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes gain realized by a U.S. Holder from a sale of the notes pursuant to the offer, as well as the U.S. Holder’s interest income. In the case of an individual, the tax is imposed on the lesser of (i) the shareholder’s net investment income or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Non-U.S. Holders

Sale of a Note Pursuant to the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of a note pursuant to the offer unless:

•                                          the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•                                          the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•                                          the note constitutes a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.”

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale of notes pursuant to the offer in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale of a note pursuant to the offer, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the U.S.

In the event a note constitutes a USRPI under FIRPTA, any gain recognized upon the sale of the note pursuant to the offer will be subject to tax in the same manner as described in the first bullet point above. A note held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if (a) COPT’s common shares are regularly traded on an established securities market and the applicable Non-U.S. Holder has not, at the time it acquired the note and at certain other times described in the applicable Treasury regulations, directly or indirectly held notes (and in certain cases other direct or indirect interests in COPT’s common shares) that had a fair market value in excess of five percent of the fair market value of all outstanding Company common shares, or (b) COPT is a “domestically controlled qualified investment entity” at the closing of the offer. COPT will be a domestically controlled qualified investment entity if at the closing of the offer less than 50% in value of its shares are and have been held directly or indirectly by non-United States persons, and COPT has qualified as a REIT, at all times during the 5-year period ending with the closing of the offer. We believe that COPT currently is, and has been during the specified testing period, a domestically controlled qualified investment entity. We will undertake reasonable efforts to determine whether COPT is a domestically controlled qualified investment entity at the closing of the offer. However, because COPT’s common shares are publicly traded, there can be no assurance that it is qualified or will continue to qualify as a domestically controlled qualified investment entity.

Although the application of the above exceptions from FIRPTA to the notes is not entirely clear, based on the law, facts and circumstances as they presently exist, we currently intend to take the position that the notes will not constitute USRPIs as of the closing of the offer provided that at such time either (a) COPT’s common shares are regularly traded on an established securities market, the applicable Non-U.S. Holder does not exceed the ownership limits described above and, if requested by us, such Non-U.S. Holder provides appropriate evidence to this effect; or (b) we continue to believe that COPT is and has been a domestically controlled qualified investment entity during the specified testing period. Accordingly, provided either of these conditions is met, we currently do not intend to withhold U.S. federal income tax under FIRPTA from any amounts payable to a Non-U.S. Holder upon the sale of a note pursuant to the offer. However, it is possible that the IRS could disagree with our position, in which case any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon any such sale, and could be liable for interest and penalties if the Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due. If neither of the conditions described above applies, we intend to withhold 10% of any amounts payable to a Non-U.S. Holder upon the sale of a note pursuant to the offer. Any amounts withheld may not satisfy a Non-U.S. Holder’s entire tax liability, and such Non-U.S. Holder remains liable for the timely payment of any remaining tax liability. If a sale of a note is exempt from U.S. federal income tax, any amounts withheld may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Interest. Any amount received by a Non-U.S. Holder pursuant to the offer that is attributable to accrued but unpaid interest generally will not be subject to U.S. federal withholding tax, provided that:

•                                          the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interest in COPLP;

•                                          the Non-U.S. Holder is not a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•                                          the Non-U.S. Holder is not a controlled foreign corporation with respect to which COPLP is a “related person” within the meaning of Section 864(d)(4) of the Code; and

•                                          COPLP or its paying agent has received appropriate documentation (generally, an Internal Revenue Service Form W-8BEN or applicable substitute form) establishing that the holder is not a U.S. person.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued but unpaid interest under the preceding paragraph and the interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, such interest is not attributable to a U.S. permanent establishment), such interest generally will be subject to U.S. federal withholding tax at a 30% rate unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an applicable income tax treaty.

If accrued but unpaid interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if, under an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which the interest is attributable), then, although exempt from U.S. withholding tax (provided the Non-U.S. Holder provides a properly executed Internal Revenue Service Form W-8ECI), the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued but unpaid interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, the accrued but unpaid interest may be subject to an additional branch profits tax at a rate of 30% (or, if applicable, a lower treaty rate).

Information Reporting and Backup Withholding

A U.S. Holder whose notes are tendered and accepted for payment pursuant to the offer may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient). In addition, a U.S. Holder may be subject to backup withholding at the rate of 28% with respect to the receipt of cash in exchange for a note unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is properly provided to the Internal Revenue Service in a timely manner.

In general, information reporting and backup withholding will not apply to the sale of notes by a Non-U.S. Holder pursuant to the offer, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, Internal Revenue Service Form W-8BEN). However, information reporting (but not backup withholding) may apply to any portion of the sale proceeds attributable to accrued but unpaid interest, even if the accrued but unpaid interest is not subject to U.S. federal income tax because of an applicable income tax treaty or Code exception.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER.

DEALER MANAGER; INFORMATION AND TENDER AGENT

We have retained RBC Capital Markets, LLC to act as the dealer manager and D.F. King & Co. Inc. to act as information and tender agent in connection with the offer. In its role as dealer manager, RBC Capital Markets, LLC may contact brokers, dealers and similar entities and may provide information regarding the offer to those that it contacts or persons that contact it. We have agreed to pay the dealer manager and the information and tender agent customary fees for their services in connection with the offer. We have also agreed to indemnify them against certain liabilities, including liabilities under the U.S. federal securities laws. We will not pay any fees or commissions to any broker, dealer or other person, other than the dealer manager and the information and tender agent, in connection with the solicitation of tenders of notes pursuant to the offer. We will, however, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding this document and related materials to their clients.

The dealer manager and/or its affiliates may participate in the offer to the extent that any of the notes held or beneficially owned by them are validly tendered and accepted by us for purchase pursuant to the offer.  The dealer manager may also participate in the tender offer itself, subject to applicable law.  At any given time, the dealer manager may trade in the notes or other of our or our affiliates’ securities for its own account or for the accounts of its customers, and accordingly, may hold a long or a short position in the notes or such other securities.

The dealer manager or its affiliates have provided other investment and commercial banking and financial advisory services to us and our affiliates. The dealer manager and its affiliates may in the future provide various investment and commercial banking and other services to us and our affiliates for which they would receive customary compensation.

Neither the dealer manager nor the information and tender agent assumes any responsibility for the accuracy or completeness of the information contained in this document or for our failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

In connection with the offer, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit tenders of notes by use of the mail, personally or by telephone.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the notes as contemplated pursuant to the offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of the notes as contemplated by the offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for the notes tendered in the offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the offer to accept for payment and pay for the notes are subject to the satisfaction of certain conditions described under the heading “Conditions of the Offer; Extension; Amendment; Termination.”

ADDITIONAL INFORMATION

COPT files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document COPT files with the SEC at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information COPT files at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, COPT maintains a website that contains information about COPT at http://www.copt.com. Information on or accessible through our website is not a part of and is not incorporated by reference into this Offer to Purchase. These documents contain important information about us and we urge you to obtain copies and review them carefully.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by COPLP, COPT or the dealer manager.

This Offer to Purchase does not constitute an offer to purchase any notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Notes, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Notes in that state.

Neither the delivery of this Offer to Purchase and the related documents nor any purchase of notes shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to the date of such information.

The Subject Companies have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Any questions or requests for assistance may be directed to the dealer manager or the information and tender agent at their respective addresses and telephone numbers as set forth on the back cover of this Offer to Purchase. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the information and tender agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows COPT to “incorporate by reference” the information it files with the SEC, which means that COPT can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any statement contained in a document which is incorporated by reference in this Offer to Purchase is automatically updated and superseded if information contained in this Offer to Purchase, or information that COPT later filed with the SEC, modifies or replaces this information. COPT incorporates by reference the following documents it filed with the SEC:

•                                          its Indenture, dated as of April 7, 2010, among COPLP, as issuer, COPT, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Corporate Office Properties Trust filed with the Securities and Exchange Commission on April 16, 2010;

•                                          its Current Reports on Form 8-K filed on March 13, 2013, March 18, 2013, May 1, 2013, May 7, 2013, and May 15, 2013;

•                                          its Annual Report on Form 10-K for the year ended December 31, 2012; and

•                                          its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

COPT is not incorporating by reference any documents or portions thereof or exhibits thereto specifically listed above that are deemed “not filed” with the SEC, including its compensation committee reports and performance graph included or incorporated by reference in any Annual Report on Form 10-K or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

To receive a free copy of any of the documents incorporated by reference in this Offer to Purchase, including exhibits, if they are specifically incorporated by reference in the documents, contact Stephanie Krewson, Vice President, Investor Relations, Corporate Office Properties Trust, 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046, by telephone at 443-285-5400, by facsimile at 443-285-7640, or by e-mail at ir@copt.com, or by visiting our website at www.copt.com. In order to tender, a holder must mail or deliver, or cause to be mailed or delivered, a properly completed and signed Letter of Transmittal and any other required documents to the tender agent at its address set forth below or tender through DTC’s ATOP by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures. A holder tendering notes through ATOP does not need to complete the Letter of Transmittal.

The Tender Agent for the offer is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail	By Facsimile Transmission:
Hand or Overnight Delivery:	(for eligible institutions only)
(212) 809-8838
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor	To confirm receipt of facsimile by telephone:
New York, NY 10005	(212) 709-3328
Attn: Elton Bagley

Any questions or requests for assistance may be directed to the dealer manager or the information and tender agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the information and tender agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers, Call Collect:
(212) 269-5550
All Others Call Toll Free:
(800) 659-5550
Email: copt@dfking.com

The dealer manager for the offer is:

RBC Capital Markets

3 World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281
Attn: Liability Management Group
U.S. Persons Call Toll Free: (877) 381-2099

Non-U.S. Persons Call:
1-212-618-7822